UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

March 4, 2009

(February 27, 2009)

____________________________

Ironclad Performance Wear Corporation
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

0-51365 (Commission File Number)		98-0434104 (IRS Employer Identification No.)
2201 Park Place, Suite 101 El Segundo, CA 90245 (Address of Principal Executive Offices and zip code)

(310) 643-7800
 (Registrant’s telephone
number, including area code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2009, the board of directors of Ironclad Performance Wear Corporation (the “Company”) appointed Kenneth J. Frank, M.D. as a director of the Company.  In connection with his appointment to the board of directors, Dr. Frank will receive an annual retainer of $10,000.  Upon his appointment, Dr. Frank also received an option to purchase 56,250 shares of the Company’s common stock at an exercise price of $0.07 per share (the “Option”).  The Option vests in nine equal monthly installments beginning on March 9, 2009 and has an exercise period of ten years.

Dr. Frank has served as the Founder, Managing Partner and Chief Executive Officer of Dr. Frank’s Pain Relief, LLC, which markets a sublingual natural oral spray product for the treatment of joint and muscle pain, since September of 2004.  Dr. Frank has also served as the Founder, Managing Partner and Chief Executive Officer of Dr. Frank’s Pet Pain Relief, LLC, which markets a sublingual natural oral spray product for the treatment of joint and muscle pain in pets, since August of 2007.  Dr. Frank holds a B.A. in Biological Sciences from Rutgers State University and an M.D. from New York University School of Medicine.

Prior to Dr. Frank’s appointment to the Company’s board of directors, Dr. and Mrs. Frank purchased 2,000,000 shares of the Company’s common stock on December 8, 2008, at $0.05 per share for an aggregate purchase price of $100,000.  Further, Dr. Frank and Mrs. Frank purchased an additional 2,000,000 shares of the Company common stock on January 30, 3009, at $0.05 per share for an aggregate purchase price of $100,000.  Dr. Frank is the father in law of Mr. Eduard Jaeger, the Company’s founder and a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONCLAD PEFORMANCE WEAR CORPORATION

Date: March 4, 2009	By:	/s/ Thomas Kreig
Thomas Kreig,
Interim Chief Financial Officer